Exhibit 10.1

LOAN MODIFICATION AGREEMENT

This Loan Modification Agreement is entered into as of September 20, 2004, by and between Intraware, Inc. (the “Borrower”) and Silicon Valley Bank (“Bank”).

1.             DESCRIPTION OF EXISTING OBLIGATIONS:  Among other Obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated August 1, 2003, as amended or modified from time to time, (the “Loan Agreement”). The Loan Agreement provides for, among other things, a Committed Equipment Line in the original principal amount of Five Hundred Thousand Dollars ($500,000) and a Term Loan in the original principal amount of One Million Nine Hundred Eighty-Two Thousand Nine Hundred Forty-Five Dollars ($1,982,945).  Defined terms used but not otherwise defined herein shall have the same meanings as set forth in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the “Obligations.”

2.             DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement.

Hereinafter, the above-described security documents and guaranties, together with all other documents securing repayment of the Obligations shall be referred to as the “Security Documents”.  Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3.             DESCRIPTION OF CHANGE IN TERMS.

A.                                Modification(s) to Loan Agreement.

1.                                       The following sections are hereby incorporated into the Loan Agreement:

2.1.3        Equipment 2 Advances.

(a) Through August 1, 2005 (the “Equipment 2 Availability End Date”), Bank will make advances (“Equipment 2 Advance” and, collectively, “Equipment 2 Advances”) not exceeding the Committed Equipment 2 Line.  The Equipment 2 Advances may only be used to finance or refinance Equipment purchased on or after 90 days before the date of each Equipment 2 Advance and may not exceed 100% of the equipment invoices.

(b)           Interest accrues from the date of each Equipment 2 Advance at the rate in Section 2.2.3 (a) and is payable monthly until the Equipment 2 Availability End Date occurs. Equipment 2 Advances outstanding on the Equipment 2 Availability End Date are payable in 24 equal monthly installments of principal, plus accrued interest, beginning on the 1st of each month following the Equipment 2 Availability End Date and ending on August 1, 2007 (the “Equipment 2 Maturity Date”).  Equipment 2 Advances when repaid may not be reborrowed.

(c)           To obtain an Equipment 2 Advance, Borrower must notify Bank (the notice is irrevocable) by facsimile no later than 12:00 p.m. Pacific time 1 Business Day before the day on which the Equipment 2 Advance is to be made.  The notice in the form of Exhibit B (Payment/Advance Form) must be signed by a Responsible Officer or designee and include a copy of the invoice for the Equipment being financed.

(d)           Bank’s obligation to lend the undisbursed portion of the Obligations will terminate if, in Bank’s sole discretion, there has been a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations, or there has been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank prior to the execution of this Agreement.

Section 2.2.3  Equipment 2 Advances.

(a) Interest Rate.  Equipment 2 Advances accrue interest on the outstanding principal balance at a per annum rate of the greater of (i) Prime plus 1 percentage point, or (ii) 5.5%.  After an Event of Default, Obligations accrue interest at 5 percent above the rate effective immediately before the Event of Default.  Interest is computed on a 360 day year for the actual number of days elapsed.

(b) Payments.  Interest due on the Equipment 2 Advances is payable on the 1st of each month.  Bank may debit any of Borrower’s deposit accounts including Account Number 3300400250 for principal and interest payments owing  to Bank.  Bank will promptly notify Borrower when it debits Borrower’s accounts.  These debits are not a set-off.  Payments received after 12:00 noon Pacific time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional interest shall accrue.

2.                                       The following defined terms are hereby amended in, or incorporated into, Section 13.1 entitled “Definitions”:

“Committed Equipment 2 Line” is a Credit Extension of up to $500,000.

“Credit Extension” is each Equipment Advance, Equipment 2 Advance, the Term Loan or any other extension of credit by Bank for Borrower’s benefit.

“Equipment 2 Advance” is defined in Section 2.1.3.

“Equipment 2 Availability End Date” is defined in Section 2.1.3.

“Equipment 2 Maturity Date” is defined in Section 2.1.3.

4.             CONSISTENT CHANGES.  The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5.             NO DEFENSES OF BORROWER.  Borrower (and each guarantor and pledgor signing below) agrees that, as of the date hereof, it has no defenses against paying any of the Obligations.

6.             PAYMENT OF LOAN FEE.  Borrower shall pay Bank a fee in the amount of Five Thousand Dollars ($5,000) (“Loan Fee”) plus all out-of-pocket expenses.

7.             CONTINUING VALIDITY.  Borrower (and each guarantor and pledgor signing below) understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents.  Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect.  Bank’s agreement to modifications to the existing Obligations pursuant to this

Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations.  Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations.  It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing.  Unless expressly released herein, no maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement.  The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

8.             CONDITIONS.  The effectiveness of this Loan Modification Agreement is conditioned upon payment of the Loan Fee.

This Loan Modification Agreement is executed as of the date first written above.

BORROWER:		BANK:

INTRAWARE, INC.		SILICON VALLEY BANK

By:	/s/ WENDY NIETO	By:	/s/ HEATHER HAMILTON
Name: Wendy Nieto		Name: Heather Hamilton
Title: CFO		Title: VP